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                                                                   Exhibit 23.1
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                       CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the use in this Registration Statement on Form S-4 of
Alamosa (Delaware), Inc. of our report dated February 19, 2001, except for Note 19 as to which the date is March 9, 2001 relating to the financial statements of Alamosa (Delaware), Inc., which appears in such Registration Statement. We also consent to the use of our report dated February 19, 2001 relating to the financial statement schedule, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.



PricewaterhouseCoopers LLP

Dallas, Texas
June 8, 2001